                        BLANK, ROME, COMISKY & McCAULEY


                                                                215-569-5549




                                 May 22, 1996



Independence Bancorp, Inc.
1100 Lake Street
Ramsey, NJ  07446

         Re:  Independence Bancorp, Inc.
              Registration Statement on Form S-3
              (Registration No. 333-01827)
              -----------------------------------------
Gentlemen:

         We have acted as counsel to Independence Bancorp, Inc. (the "Company") in connection with the Registration Statement on Form S-3 (Registration No. 333-01827) filed by the Company pursuant to the Securities Act of 1933, as amended (the "Registration Statement"), relating to the issuance and sale of up to 1,553,750 shares of Common Stock, $1.667 par value (the "Common Stock"). This opinion is furnished pursuant to the requirements of Items 601(b)(5) of Regulation S-K.

         In rendering this opinion, we have examined only the following documents: (1) the Certificate of Incorporation of the Company, as amended, (the "Certificate of Incorporation"); (2) the By-laws of the Company, as amended, (3) resolutions adopted by the Board of Directors which, among other things, authorize the redemption of 50% of the Series A 9% Cumulative Convertible Preferred Stock (the "Resolutions"); and (4) the Registration Statement. We have not performed any independent investigation other than the document examination described. We have assumed and relied on the truth, completeness, authenticity and due authorization of all documents and records examined and the genuineness of all signatures. This opinion is limited to the laws of the State of New Jersey.

         Based upon and subject to the assumptions, limitations and qualifications contained herein, we are of the opinion that:

         When the Common Stock of the Company which is being registered is issued and sold in the manner and for the consideration contemplated by the Registration Statement, such Common Stock will be legally issued, fully paid and non-assessable.

         The opinions expressed herein are subject in all respects to the following qualifications: (a) no opinion is rendered as to the availability of equitable remedies including, but not limited to, specific performance and injunctive relief; (b) the effect of bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws or equitable principles affecting creditors' rights or remedies; and (c) the effect of applicable laws and court decisions which may now or hereafter limit or render unenforceable certain rights and remedies.

         We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Prospectus, which is part of the Registration Statement.


                                     Very truly yours,



                                     BLANK, ROME, COMISKY & McCAULEY